                                                                  EXHIBIT (a)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                  AND ALL OUTSTANDING SHARES OF $1.70 CLASS B
                CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D
                                       OF
                                KERR GROUP, INC.
                                       BY
                          KERR ACQUISITION CORPORATION
                    A CORPORATION FORMED AT THE DIRECTION OF
                                FREMONT PARTNERS
                                       AT
                      $5.40 NET PER SHARE OF COMMON STOCK
                                      AND
                $12.50 NET PER SHARE OF $1.70 CLASS B CUMULATIVE
                     CONVERTIBLE PREFERRED STOCK, SERIES D

     ----------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, AUGUST 4, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 1, 1997 AMONG FREMONT ACQUISITION COMPANY, LLC, KERR ACQUISITION CORPORATION AND KERR GROUP, INC. THE BOARD OF DIRECTORS OF KERR GROUP, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF BOTH THE COMMON STOCK AND THE $1.70 CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES, ON AN AS-CONVERTED BASIS, WHICH REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OF COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                   IMPORTANT

    Any stockholder who desires to tender all or any portion of such stockholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

    Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent at the location and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, or the Depositary, or to brokers, dealers, commercial banks or trust companies. A stockholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

July 8, 1997

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     -----
INTRODUCTION
THE OFFER
1.         Terms of the Offer...................................................................................           3
2.         Acceptance for Payment and Payment...................................................................           5
3.         Procedure for Tendering Shares.......................................................................           6
4.         Withdrawal Rights....................................................................................           8
5.         Certain Federal Income Tax Consequences..............................................................           9
6.         Price Range of the Shares; Dividends on the Shares...................................................          10
7.         Effect of the Offer on the Market for the Shares; Stock Listing; Exchange Act Registration; Margin
             Regulations........................................................................................          10
8.         Certain Information Concerning the Company...........................................................          12
9.         Certain Information Concerning Fremont Partners, Fremont and the Purchaser...........................          15
10.        Source and Amount of Funds...........................................................................          16
11.        Background of the Offer; Purpose of the Offer and the Merger; The Merger Agreement and Certain Other
             Agreements.........................................................................................          17
12.        Plans for the Company; Other Matters.................................................................          29
13.        Dividends and Distributions..........................................................................          32
14.        Conditions of the Offer..............................................................................          32
15.        Certain Legal Matters................................................................................          34
16.        Fees and Expenses....................................................................................          35
17.        Miscellaneous........................................................................................          35

    Schedule I--General Partners, Managing Members, Directors and Executive Officers of Kerr Acquisition Corporation, Fremont Acquisition Company, LLC, Fremont Partners, L.P., FP Advisors, L.L.C., Fremont Group, L.L.C. and Fremont Investors, Inc.

TO THE HOLDERS OF COMMON STOCK AND PREFERRED STOCK OF KERR GROUP, INC.:

                                  INTRODUCTION

    Kerr Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Fremont Acquisition Company, LLC, a Delaware limited liability company ("Fremont"), hereby offers to purchase (i) all of the issued and outstanding shares of common stock, par value $.50 per share, including the associated rights to purchase shares of preferred stock (the "Rights" and, together with the common stock, the "Common Stock") issued pursuant to the Rights Agreement (as defined below), and (ii) all of the issued and outstanding shares of $1.70 Class B Cumulative Convertible Preferred Stock Series D, par value $0.50 per share, (the "Series D Preferred Shares" and, together with the Common Stock, the "Shares"), of Kerr Group, Inc., a Delaware corporation (the "Company"), for $5.40 per share of Common Stock (the "Common Per Share Amount") and $12.50 per share of Series D Preferred Share (the "Series D Per Share Amount"), in each case net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent") and Boston EquiServe, L.P. which is acting as the Depositary (the "Depositary").

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES OF COMMON STOCK AND SERIES D PREFERRED SHARES (ASSUMING THE CONVERSION OF ALL SUCH SERIES D PREFERRED SHARES INTO SHARES OF COMMON STOCK) WHICH REPRESENTS AT LEAST FIFTY-ONE PERCENT (51%) OF THE SHARES OF COMMON STOCK (OTHER THAN THE OPTION (AS DEFINED BELOW)) OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the conversion or exercise of all outstanding Series D Preferred Shares, options, warrants and other rights and securities exercisable or convertible into shares of Common Stock. The Company has informed the Purchaser that, as of July 1, 1997, there were (i) 3,933,095 shares of Common Stock issued and outstanding, (ii) outstanding options and warrants to purchase an aggregate of 449,235 shares of Common Stock and (iii) 487,400 shares of Series D Preferred Shares issued and outstanding, convertible into 708,923 shares of Common Stock. The Merger Agreement (as defined below) provides, among other things, that the Company will not, without the prior written consent of Fremont, issue any additional Shares (except on the exercise of outstanding options and warrants or conversion of the Series D Preferred Shares). Based on the foregoing and giving effect to the exercise of all outstanding options and warrants, the Purchaser believes that the Minimum Condition will be satisfied if 2,596,539 shares of Common Stock, on an as-converted basis, are validly tendered and not withdrawn prior to the expiration of the Offer.

    As a condition and inducement to Fremont's and Purchaser's entering into the Merger Agreement (as defined below), concurrently with the execution and delivery of the Merger Agreement, Fremont and the Company have entered into an Option Agreement, dated July 1, 1997, pursuant to which, among other things, the Company has granted Fremont an irrevocable option to purchase up to 782,685 (approximately 19.9%) newly issued shares of Common Stock at $5.40 per share (the "Option"). The Option can only be exercised in certain circumstances described herein. See Section 11.

    As a condition and inducement to the Company's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Fremont Partners, L.P., a Delaware limited partnership ("Fremont Partners"), and the Company have entered into a Guarantee, dated July 1, 1997 (the "Guarantee"), pursuant to which, among other things, Fremont Partners has agreed to unconditionally and irrevocably guarantee, for the benefit of the Company the performance of all obligations of Fremont and the Purchaser pursuant to the Merger Agreement. Fremont Partners has represented in the

Guarantee that it has funds available to it sufficient to purchase, or cause the purchase, of the Shares in accordance with the terms of the Merger Agreement, and to pay, or cause to be paid, all amounts due (or which will, as a result of the transactions contemplated by the Merger Agreement, become due) in respect of any indebtedness of the Company for borrowed money outstanding as of the date of the consummation of the Offer. The Guarantee terminates upon the consummation of the purchase by the Purchaser, Fremont or any of their respective affiliates of any Shares pursuant to the Offer.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 1, 1997 (the "Merger Agreement"), by and among Fremont, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock and Series D Preferred Shares then outstanding (other than Shares held by Fremont or the Purchaser and Shares held by stockholders who properly perfect their dissenters' rights under Delaware law) will be cancelled and extinguished and converted into the right to receive, respectively, (i) the Common Per Share Amount or any higher price per share of Common Stock paid in the Offer (the "Common Stock Merger Consideration"), and (ii) the Series D Per Share Amount or any higher price per share of Series D Preferred Shares paid in the Offer (the "Series D Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration"), in each case, in cash payable to the holder thereof without interest. The Merger Agreement is more fully described in Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF BOTH THE COMMON STOCK AND THE SERIES D PREFERRED SHARES, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

    CIBC Wood Gundy Securities Corp., the Company's financial advisor ("CIBC Wood Gundy"), has delivered to the Company's Board of Directors its written opinion (the "Fairness Opinion") to the effect that the consideration to be received by the holders of Common Stock, on the one hand, and the Series D Preferred Shares (as defined in the Fairness Opinion), on the other, pursuant to the Offer and under the terms of the Merger Agreement, is fair to such holders (other than Fremont or any other subsidiary of Fremont), from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to stockholders of the Company.

    The Merger Agreement provides that the initial scheduled expiration date of the Offer shall be twenty (20) business days after the date the Offer is commenced, but that if all conditions to the Offer shall not have been satisfied or waived by such date, the Purchaser may, from time to time, in its sole discretion, extend the expiration date. In addition, the Merger Agreement provides that the Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer; PROVIDED, HOWEVER, that if, immediately prior to the initial expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding shares of Common Stock or Series D Preferred Shares, the Purchaser may extend the Offer for a period not to exceed five business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer. The Offer will not remain open following the time Shares are accepted for payment.

    Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 11. Under the Delaware General Corporation Law (the "DGCL"), except as otherwise provided below, the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

    Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Fremont and the Purchaser acquire in the aggregate at least 90% of the outstanding shares of Common Stock and at least 90% of the outstanding Series D Preferred Shares, pursuant to the Offer or otherwise, then, at the election of Fremont, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Fremont and the Purchaser do not own 90% of the outstanding shares of Common Stock and 90% of the outstanding Series D Preferred Shares following consummation of the Offer, Fremont and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% thresholds and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Fremont presently intends to effect a short-form merger if permitted to do so under the DGCL.

    The Company has distributed one Right for each outstanding share of Common Stock pursuant to a Rights Agreement, dated as of July 25, 1995, between the Company and BankBoston, N.A. (formerly The First National Bank of Boston), as Rights Agent, as amended (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement so that the (x) execution of the Merger Agreement and any amendments thereto and the consummation of the transactions contemplated thereby will not cause (i) Fremont and/or the Purchaser to become an Acquiring Person (as defined in the Rights Agreement) or (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer, or exercise of the Option and (y) the Rights shall expire upon the acceptance of Shares for payment pursuant to the Offer.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

    1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, August 4, 1997, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE COMMON STOCK PER SHARE AMOUNT OR THE SERIES D PER SHARE AMOUNT TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the Common Stock Per Share Amount or the Series D Per Share Amount or change the form of consideration payable in the Offer or decrease the number of Shares sought, or impose additional conditions to the Offer, or amend any other term of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled Expiration Date of the Offer, which is twenty business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. In addition, under the terms of the Merger Agreement, if, immediately prior to the initial Expiration Date, the Shares tendered and not withdrawn equal less than 90% of the outstanding shares of Common Stock or Series D Preferred Shares, the Purchaser may extend the Offer for a period not to exceed five business days, notwithstanding that all conditions to the Offer may have been satisfied, so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states than an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

    The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    2. ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock and any holder of Series D Preferred Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such shares pursuant to the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

    If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or in part, to Fremont or to any affiliate of Fremont, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

    3.  PROCEDURE FOR TENDERING SHARES.

    VALID TENDER. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH

RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

   (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    APPOINTMENT. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of the Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Fremont, the Depositary, the Information Agent, the Company or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or his assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer to Purchase Shares may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

    4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 4, 1997.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to

Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Fremont, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale.

    A holder of Shares who perfects such stockholder's appraisal rights, if any, under the DGCL probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

    The foregoing summary is a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each stockholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain stockholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

    6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES. The shares of Common Stock and Series D Preferred Shares are both traded on the NYSE under the symbol "KGM" and "KGMD", respectively. The following table sets forth, for each of the calendar quarters indicated, the high and low reported sales price per share of Common Stock and of Series D Preferred Shares on the NYSE and quarterly cash dividends based on published financial sources.

                                                           COMMON STOCK                       SERIES D PREFERRED SHARES
                                              ---------------------------------------  ---------------------------------------
                                                HIGH        LOW      CASH DIVIDENDS      HIGH        LOW      CASH DIVIDENDS
                                              ---------  ---------  -----------------  ---------  ---------  -----------------
1995
  First Quarter.............................  $   9 3/8  $   6 7/8      $      --      $  20 5/8  $  19 1/8      $    .425
  Second Quarter............................      8 3/8      7 1/8             --         20 1/8     19 1/4           .425
  Third Quarter.............................      8 1/2          7             --         20 1/4         19           .425
  Fourth Quarter............................     10 3/8      6 1/2             --             20     16 3/8           .425

1996
  First Quarter.............................  $   9 7/8  $   5 3/4      $      --      $      28  $  17 3/4      $    .425
  Second Quarter............................      6 1/4      3 3/4             --         18 1/8     13 1/2             --
  Third Quarter.............................      4 3/8      2 3/8             --             14     12 1/8             --
  Fourth Quarter............................      4 3/8      2 1/8             --         12 3/8      7 1/2             --

1997
  First Quarter.............................  $   2 5/8  $   1 7/8      $      --      $   7 5/8  $   4 1/4      $      --
  Second Quarter............................      4 1/4          2             --             14      4 1/4             --
  Third Quarter (through July 7, 1997)......      5 3/8      3 7/8             --         12 1/2     12 1/4             --

    On June 13, 1997, the last full trading day prior to the first public announcement by the Company that it was engaged in discussions with several third parties regarding a possible sale of the Company, the last reported sales price of the Shares on the NYSE was $3 3/4 per share of Common Stock and $10 per share of Series D Preferred Shares. On June 30, 1997, the last full trading day prior to the first public announcement of the Purchaser's intention to commence the Offer, the last reported sales price of the Shares on the NYSE was $3 7/8 per share of Common Stock and $12 1/2 per share of Series D Preferred Shares. On July 7, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $5 1/4 per share of Common Stock and $12 1/2 per share of Series D Preferred Shares. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

    The Company has advised the Purchaser that the cumulative Series D Preferred Shares annual dividend requirement is $828,580, or $1.70 per share. The Company has not declared a dividend on its Series D Preferred Shares since the first quarter of 1996. The cumulative amount of undeclared dividends as of June 30, 1997 is currently $1,038,162, or $2.13 per share. Under the terms of an agreement with its lenders, the Company is not currently permitted to declare or pay any dividends on its Series D Preferred Shares. The payment of Common Stock dividends is restricted under the terms of an agreement with the Company's lenders. Under such restrictions, the payment of Common Stock dividends is not currently permitted. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends on either the Common Stock or the Series D Preferred Shares. No portion of the cumulative undeclared dividends on the Series D Preferred Shares dividend requirement will be paid as part of or in connection with the Offer.

    7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

    MARKET FOR THE SHARES. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

    STOCK LISTING. The Common Stock and Series D Preferred Shares are listed on the NYSE. Depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Common Stock or the Series D Preferred Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Stock or the Series D Preferred Shares if, among other things, the number of record holders of at least 100 or more shares of Common Stock or Series D Preferred Shares should fall below 1,200, the number of publicly held shares of Common Stock or Series D Preferred Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, or the aggregate market value of the publicly held Shares should fall below $5,000,000. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, there were approximately 1,257 and 189 holders of record of shares of Common Stock and Series D Preferred Shares, respectively, on February 28, 1997 and according to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as of April 30, 1997, there were 3,933,095 and 487,400 Shares of Common Stock and Series D Preferred Shares, respectively, outstanding.

    If the NYSE were to delist the Common Stock or the Series D Preferred Shares, the market therefor could be adversely affected. It is possible that such Shares would continue to trade on other securities exchanges, or in the over-the-counter market and that price quotations would be reported by such exchanges or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for each of the Common Stock and Series D Preferred Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act and other factors. If, as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirement of the NYSE for continued inclusion in the NYSE and the Shares are no longer included in the NYSE, the market for, and the value of, the Shares should be adversely affected.

    EXCHANGE ACT REGISTRATION. The Common Stock and Series D Preferred Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if shares of Common Stock or of the Series D Preferred Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of either the Common Stock or the Series D Preferred Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of either the Common Stock or the Series D Preferred Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

    If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the NYSE and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

    MARGIN REGULATIONS. The Common Stock and Series D Preferred Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

    If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

    8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    GENERAL. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Fremont nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Fremont or the Purchaser.

    The Company is a major producer of plastic packaging products. The Company is a Delaware corporation with its principal executive offices at 500 New Holland Avenue, Lancaster, Pennsylvania 17602. The telephone number of the Company at such offices is (717) 299-6511.

    SELECTED FINANCIAL INFORMATION. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, both filed with the Commission pursuant to the Exchange Act.

    More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                                KERR GROUP, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       THREE MONTHS ENDED                    FISCAL YEARS ENDED
                                    ------------------------  -------------------------------------------------
                                     MARCH 31,    MARCH 31,    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                       1997         1996           1996             1995             1994
                                    -----------  -----------  ---------------  ---------------  ---------------
Operating Data:

Net Sales.........................   $  28,732    $  25,096     $   107,369      $   109,187      $   106,792
Operating Income (loss)...........      (1,130)      (7,666)        (12,722)          (1,416)           7,152
Net Earnings (loss)...............      (1,337)      (6,442)        (23,122)          (6,136)           2,575
Net Earnings (loss) per share.....       (0.34)       (1.64)          (5.88)           (1.60)            0.70

Balance Sheet Data
  (at end of period):

Total Assets......................   $  86,011    $ 116,747     $    85,526      $   119,497      $   122,660
Total Liabilities.................      83,839       97,765          82,224           95,590           89,607
Stockholders' Equity..............       2,172       18,982           3,302           23,907           33,053

    CERTAIN COMPANY PROJECTIONS. To the knowledge of Fremont and the Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Fremont with certain financial projections.

    The summary projections presented in the tables below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections should be read together with the other information contained in this Section 8.

    In May, 1997, the Company provided Fremont with the Projections for the fiscal years ending December 31, 1997, 1998 and 1999, which are set forth in the table below.

                                KERR GROUP, INC.
                      ESTIMATED FINANCIAL STATEMENT ITEMS
                             (DOLLARS IN MILLIONS)

                                                                                          1997       1998       1999
                                                                                        ---------  ---------  ---------
Net Sales.............................................................................  $   114.1  $   119.9  $   130.2

Earnings (Loss) Before Interest and Taxes.............................................  $     6.7  $    10.3  $    12.0

Total Current Assets..................................................................  $    30.8  $    31.3  $    33.9
Total Assets..........................................................................       80.7       78.0       78.0
Total Current Liabilities.............................................................       11.3       12.9       14.0
Long-Term Pension and SERP Liabilities................................................       12.1        8.4        4.5
Long-Term Retiree Health Liability(a).................................................        2.6        2.6        2.6
Other Long-Term Liabilities...........................................................        1.1        1.1        1.1
Total Liabilities.....................................................................       73.0       68.4       65.4

Capital Expenditures..................................................................  $     9.3  $     9.7  $    11.2
Reduction in Pension Liability........................................................        1.8        3.7        3.8
Payments associated with restructuring, net of tax....................................        1.7        0.0        0.0

------------------------

(a) Does not include the unaccrued portion of the Accumulated Benefit Obligation In Excess Of Plan Assets, which at December 31, 1996 was $6.8 million. The Accumulated Benefit Obligation In Excess Of Plan Assets as disclosed in the Notes to the Company's Financial Statements at and for the year ended December 31, 1996 equaled $9.3 million.

    In June 1997, the Company provided Fremont with revised forecasts for the fiscal year ending December 31, 1997 which incorporated actual financial results through April 1997. These revised forecasts showed increased net sales of approximately $116.6 million but reduced profitability, with Earnings Before Interest and Taxes forecast at approximately $6.2 million. The forecasts for the fiscal years ending December 31, 1998 and 1999 were not revised.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO FREMONT. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY FREMONT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF FREMONT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND

THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF FREMONT, THE PURCHASER, THE COMPANY AND THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF FREMONT, THE PURCHASER, THE COMPANY AND ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

    AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material should also be available for inspection at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

    9. CERTAIN INFORMATION CONCERNING FREMONT PARTNERS, FREMONT AND THE
PURCHASER.

    FREMONT PARTNERS. Fremont Partners, and affiliated partnerships, is a private investment fund headquartered in San Francisco with available committed capital of approximately $605 million. The sole general partner of Fremont Partners is FP Advisors, L.L.C., a Delaware limited liability company ("FP Advisors"). The sole managing member of FP Advisors is Fremont Group, L.L.C., a Delaware limited liability company (including predecessor entities, "The Fremont Group"). The sole manager of The Fremont Group is Fremont Investors, Inc., a Nevada corporation ("Fremont Investors"). Fremont Partners, FP Advisors, The Fremont Group and Fremont Investors are collectively referred to herein as the "Fremont Entities." Fremont Partners is a party to the Guarantee; it is not a party to either the Merger Agreement or the Option Agreement. None of the other Fremont Entities is a party to any of the Merger Agreement, the Option Agreement or the Guarantee. The offices of each of the Fremont Entities are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895.

    FREMONT AND THE PURCHASER. Each of Fremont and the Purchaser is a Delaware entity, newly formed at the direction of Fremont Partners for the purpose of effecting the Offer and the Merger. Fremont owns all of the outstanding capital stock of the Purchaser. It is not anticipated that, prior to the consummation of the Offer, the Purchaser or Fremont will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger and the financing thereof. The offices of Fremont and the Purchaser are located at 50 Fremont Street, Suite 3700, San Francisco, California 94105-1895.

    After the completion of the sale of equity interests in Fremont, Fremont Partners and affiliated partnerships of which FP Advisors or The Fremont Group are the general partners, will own in excess of 90% of the outstanding equity interests of Fremont. It is anticipated that Fremont Partners, as sole managing member of Fremont, will have sole voting and investment power with respect to such equity interests.

    In its prior acquisitions, entities affiliated with Fremont Partners have offered equity ownership opportunities to the key management of the companies they have acquired, and may offer key management of the Company and related entities an opportunity to acquire a portion of the equity interest in Fremont or the Company. Such entities may include New Canaan Investments, Inc. ("New Canaan"), a private company headquartered in Stamford, Connecticut engaged in making equity investments and acquisitions, which has assisted Fremont Partners in its review and assessment of the business of the Company. Although general discussions have taken place with the management of the Company and New Canaan, no decisions have been made at this time, either as to the identity of the persons or entities who may be offered the opportunity to invest in Fremont or the Company or as to the amount or nature of any equity interest any members of management of the Company or New Canaan may be offered. If and to the extent members of management of the Company and related entities are given the opportunity to, and do, invest in the equity of Fremont or the Company, the equity interest of Fremont Partners and its affiliated partnerships in Fremont or the Company would be reduced.

    For certain information concerning the general partners, managing members or executive officers and directors, as the case may be, of the Purchaser, Fremont and the Fremont Entities, see Schedule I. Each of the Fremont Entities disclaims that it is a "bidder" for purposes of this Offer.

    Pursuant to the Option Agreement, Fremont may be deemed to beneficially own 782,685 shares of Common Stock constituting approximately 19.9% of the total currently outstanding shares of Common Stock. Each of the Purchaser, Fremont and the Fremont Entities disclaims beneficial ownership of such shares. Except as set forth in this Offer to Purchase, none of the Purchaser, Fremont or any of the Fremont Entities, nor, to the best knowledge of the Purchaser, Fremont or Fremont Partners, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of the Purchaser, Fremont or any of the Fremont Entities nor, to the best of knowledge of the Purchaser, Fremont or Fremont Partners, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, none of the Purchaser, Fremont or any of the Fremont Entities, nor, to the best knowledge of the Purchaser, Fremont or Fremont Partners, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Fremont or any of the Fremont Entities, or any of their respective affiliates, nor, to the best knowledge of the Purchaser, Fremont or Fremont Partners, any of the persons listed on Schedule I, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Fremont or any of the Fremont Entities, any of their respective affiliates or, to the best knowledge of the Purchaser, Fremont or Fremont Partners, any of the persons listed on
Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

    10.  SOURCE AND AMOUNT OF FUNDS.

    Fremont and the Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the Shares pursuant to the Offer and finance the Merger Consideration, (ii) refinance certain existing indebtedness and accrued liabilities of the Company, and (iii) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $91.9 million. Of these funds, it is anticipated that (i) approximately $1.8 million will be obtained from cash on hand of the Company, (ii) approximately $44.3 million will be obtained by Fremont through the sale of equity interests to Fremont Partners and affiliated partnerships, (and possibly to key management of the Company and related entities) and Fremont will in turn contribute such amount to the Purchaser, and (iii) approximately $47.6 million will be financed either through a permanent bank financing (the "Bank Financing"), or, if the Bank Financing cannot be obtained prior to the date on which the Shares are acquired by the Purchaser pursuant to the Offer, through a bridge facility (the "Bridge Facility") provided by Fremont Partners, the principal terms of which are described below.

    The following table has been prepared by the Purchaser after discussions with management of the Company and sets forth the approximate amounts, proposed sources and uses of funds necessary to consummate the proposed Offer, Merger and related refinancings:

                                                                                                     $IN MILLIONS
Sources:
  Cash of the Company............................................................................      $     1.8
  Equity Contributions from Fremont..............................................................           44.3
  Borrowings under Bridge Facility or Bank Financing.............................................           47.6
                                                                                                           -----
    Total........................................................................................      $    91.9
                                                                                                           -----
                                                                                                           -----
Uses:
  Purchase Equity................................................................................      $    27.8
  Refinance Existing Debt and Accrued Liabilities of Company.....................................           56.5
  Fees and Expenses..............................................................................            7.6
                                                                                                           -----
    Total........................................................................................      $    91.9
                                                                                                           -----
                                                                                                           -----

    The proposed Bridge Facility will be structured as a term loan, and will be fully secured by a first priority, perfected security interest on substantially all of the tangible and intangible assets of the Company. The Bridge Facility will mature and be payable in full on the date which is 364 days after the date on which the Shares are acquired by the Purchaser pursuant to the Offer (the "Bridge Maturity Date"). If the Bridge Facility is not refinanced on or prior to the Bridge Maturity Date, it would, at such time, convert (the "Conversion") to a permanent loan facility with a five-year term.

    Prior to the Bridge Maturity Date, the Bridge Facility will accrue interest at a rate per annum equal to LIBOR plus a margin of 250 basis points. Following the Conversion, the Bridge Facility will accrue interest at a rate per annum equal to the rate for five-year U.S. Treasuries as of the date of the Conversion plus a margin of 600 basis points.

    11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

    The following description was prepared by Fremont and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Fremont takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Fremont or its representatives did not participate.

BACKGROUND OF THE OFFER.

    In October 1995, a representative of Lehman Brothers Inc. ("Lehman Brothers") contacted representatives of The Fremont Group to inquire as to The Fremont Group's potential interest in pursuing a transaction with the Company. Following this contact, The Fremont Group initiated a review of certain publicly available information concerning the Company.

    On November 6, 1995, The Fremont Group entered into a confidentiality agreement with Lehman Brothers on behalf of the Company, pursuant to which The Fremont Group agreed to treat as confidential certain information provided to it by or on behalf of the Company and agreed for a period of two years not to acquire any voting securities of the Company without the consent of the Board of Directors of the Company. On November 7, 1995, Lehman Brothers furnished to The Fremont Group a descriptive memorandum containing limited non-public information concerning the Company.

    On November 30, 1995, in compliance with bid instructions provided by Lehman Brothers, The Fremont Group submitted an initial indication of interest together with a due diligence request list. Based on an indication of interest to acquire all the outstanding Common Stock for $10 to $12 a share, The Fremont Group was invited to attend a due diligence session at the Company's headquarters. On January 11, 1996, The Fremont Group met with the senior management of the Company and reviewed documents provided in a data room set up by the Company and Lehman Brothers. Over the next several weeks, The Fremont Group and its advisors engaged in a series of telephone conversations, plant tours and meetings with senior and operating management of the Company to further investigate the business, strategies and prospects of the Company. During this time period, The Fremont Group, with the assistance of its outside advisors, also conducted a detailed independent due diligence review of the Company's assets and liabilities, including its underfunded pension plan liabilities, unfunded retiree medical and health liabilities and potential environmental liabilities.

    At the end of January 1996, The Fremont Group communicated to Lehman Brothers that following its review of the data room documents, discussions with senior management and its independent due diligence review of the assets and liabilities of the Company, it was no longer willing to proceed at the valuation levels indicated in its initial indication of interest of November 30, 1995. The Fremont Group indicated that its current view was based on the understanding it had now acquired with respect to the Company's significant off-balance sheet liabilities and deteriorating operating performance and financial condition. The Fremont Group communicated that it would, however, continue to have an interest in pursuing a transaction with the Company at substantially lower valuations.

    At the time, representatives of Lehman Brothers discouraged The Fremont Group from further proceeding with its review of the Company or further discussions, indicating that the Company's Board of Directors was unwilling to accept an offer below the approximate range of $10 to $12 per share of Common Stock provided by The Fremont Group in its initial indication of interest. At the time of these discussions, the Common Stock was trading within a range of approximately $8 to $10 per share.

    In early March 1996, a representative of Lehman Brothers contacted a representative of Fremont Partners, which had been formed in the meantime in February 1996 to carry on the direct investment activities of The Fremont Group, and suggested the Board of Directors of the Company might now be prepared to consider Fremont Partners' proposal if Fremont Partners remained interested in an acquisition of the Company. On March 7, 1996, Fremont Partners submitted a transaction proposal that provided for the acquisition of all equity interests in the Company and contemplated an arrangement where repayment of a portion of the existing senior notes would be contingent upon the receipt of a specified level of net proceeds from the sale of the Company's consumer products division, which was then actively being undertaken. Under this structure, Fremont Partners indicated that it was prepared to pay $2.62 to $4.00 per share of Common Stock, assuming the disposition of the Company's consumer products division.

    On April 3, 1996, a representative of Lehman Brothers informed a representative of Fremont Partners that following the sale of the consumer products division, Lehman Brothers would no longer be actively working with the Company. Lehman Brothers indicated that the Company continued to have a need for new capital and that if Fremont Partners remained interested in a transaction with the Company, Fremont Partners should communicate with the new Chief Executive Officer, Mr. D. Gordon Strickland, directly. Fremont Partners telephoned Mr. Strickland on April 3, 1996 and inquired whether the Company would have an interest in pursuing a recapitalization transaction led by Fremont Partners.

    On April 4, 1996, Mr. Strickland provided Fremont Partners with a package of updated financial information that detailed the Company's planned restructuring. Fremont Partners held a number of discussions during the month of April with Mr. Strickland and other members of senior management of the Company regarding a potential recapitalization of the Company. On April 19, 1996, Mr. Strickland met with Fremont Partners in Fremont Partners' offices in San Francisco. In this meeting, representatives of Fremont Partners outlined a number of recapitalization alternatives that generally involved a capital infusion by Fremont Partners of up to $25 million in return for a substantial but minority stake in the Company. Mr. Strickland expressed an interest in pursuing such a transaction, but expressed concern with the proposed financial terms of the proposed investment as it implied a valuation of the common equity below the then-current market price of the Common Stock of approximately $6 per share. Mr. Strickland agreed to discuss the proposal with members of the Board of Directors of the Company and the Company's advisors. Several days later, Mr. Strickland responded that the Company was unwilling to pursue a recapitalization with an implied common equity valuation below current market prices.

    On August 12, 1996, a representative of Fremont Partners spoke to Mr. Strickland, inquiring as to the current status of its negotiations with its noteholders concerning a financial restructuring of the Company. Mr. Strickland indicated an interest in reopening discussions with Fremont Partners concerning a possible investment in the Company. Fremont Partners requested updated financial information with respect to the Company, which was provided. A series of conversations were held over the next several weeks between senior management of the Company and representatives of Fremont Partners, but did not result in significant progress concerning the terms of a possible recapitalization transaction.

    On November 19, 1996, a representative of Fremont Partners spoke with Mr. Strickland regarding the Company's recent public announcement that the holders of the Company's long-term unsecured debt had sold such debt to third parties.

    On December 18, 1996, a representative of Fremont Partners spoke to Mr. Herb Elish, Chairman of the Board of the Company, inquiring whether the Company would have an interest in pursuing a recapitalization transaction lead by Fremont Partners that would provide sufficient capital to the Company to facilitate a repurchase of the Company's unsecured long-term debt from the new debtholders.

    On January 7, 1997, Mr. Elish requested that Fremont Partners contact the Company's new financial advisor, CIBC Wood Gundy, in order to obtain updated financial information needed to prepare and resubmit a transaction proposal.

    In a series of conversations throughout January 1997, representatives of Fremont Partners discussed a potential recapitalization of the Company with CIBC Wood Gundy and the Company's senior management. Fremont Partners also reviewed with the Company's senior management the progress of its various business and financial restructuring efforts and the Company's operating prospects in the aftermath of its disappointing performance in fiscal year 1996. Fremont Partners also updated its independent due diligence review of the Company's assets and liabilities, including its underfunded pension plan liabilities, unfunded retiree medical and health liabilities and potential environmental liabilities. On January 16, 1997, Fremont Partners submitted to CIBC Wood Gundy a letter detailing the terms of its recapitalization proposal. These terms included a new equity investment of $25 million in the form of new preferred and new common equity with an implied common equity valuation of approximately $2.00 per share.

    On January 28, 1997, a representative of CIBC Wood Gundy contacted Fremont Partners and indicated that CIBC Wood Gundy had presented Fremont Partners' proposal to the Company's Board of Directors along with a number of other transaction alternatives. According to the representative of CIBC Wood Gundy, the Company's Board of Directors chose to pursue a refinancing transaction that would not involve a new equity capital contribution, but instead would effect a refinancing of the Company's existing unsecured debt obligations with a new senior secured credit facility together with senior subordinated secured notes with equity warrants. CIBC Wood Gundy indicated that it expected this transaction would be completed within two to three weeks.

    On March 12, 1997, a representative of Fremont Partners contacted CIBC Wood Gundy and inquired regarding the apparent delay in completing the refinancing previously discussed. CIBC Wood Gundy responded that it still expected the refinancing transaction to be completed shortly. Fremont Partners submitted another proposal letter to CIBC Wood Gundy that reiterated Fremont Partners' interest in pursuing a recapitalization transaction and indicated a willingness to improve its terms by providing an effective common equity valuation of approximately $3.00 per share. CIBC Wood Gundy responded that the Board of Directors remained unwilling to consider Fremont Partners' proposal and would continue to pursue the refinancing alternative.

    On May 23, 1997, a representative of CIBC Wood Gundy contacted Fremont Partners and stated that the Company had received and was reviewing an acquisition proposal from a third party and was willing to reconsider an acquisition proposal from Fremont Partners. CIBC Wood Gundy indicated that the refinancing transaction remained an alternative that was also under active consideration. Fremont Partners commenced a series of discussions and meetings with the Company's senior and operating management and Kerr's advisors that culminated in a letter to Mr. Strickland, dated June 10, 1997 that proposed a Fremont Partners acquisition of all Common Stock at a price of $4.50 per share.

    The Company and its advisors responded to this proposal by asking Fremont Partners to clear all due diligence issues and to resubmit its letter as a formal offer with a marked-up purchase contract provided by counsel to the Company by no later than June 16, 1997. Fremont Partners accelerated its already commenced full due diligence review and prepared a final proposal, including a contract mark-up, which Fremont Partners submitted to CIBC Wood Gundy, in accordance with CIBC Wood Gundy's instructions, on June 16, 1997. The proposal provided for, among other things, a tender offer for all outstanding shares of Common Stock and Series D Preferred Shares at $4.50 per share and $8.50 per share, respectively, to be followed by a back-end merger at the same price. The proposal provided for an option for a number of newly issued shares of Common Stock equal to approximately 19.9% of the then-outstanding shares of Common Stock at an exercise price equal to the price to be paid for the Common Stock in the tender offer, to be exercisable in certain circumstances, and for a termination fee, payable in certain circumstances, of $5 million, plus expenses not to exceed $1.5 million.

    Fremont Partners and its legal counsel held a number of discussions over the telephone with the Company and its advisors and counsel in the days following June 16 to negotiate the terms of the proposed acquisition, including various contractual provisions. On June 25, a member of the Company's Executive Committee telephoned a representative of Fremont Partners and stated that the Company was prepared to work with Fremont Partners toward the signing of a definitive agreement and to recommend Fremont Partners' proposal to the Company's Board of Directors, subject to resolution of a number of contractual issues and subject to Fremont Partners' agreeing to pay $5.90 per share for the Common Stock and $14.50 per share for the Series D Preferred Shares. Fremont Partners and the Company and the Company's advisors negotiated over the next several days to resolve the open issues including the price differential, the amount of the termination fee and the circumstances under which the termination fee would become payable and the Option would become exercisable.

    At a meeting of the Board of Directors of the Company held on June 30, 1997, the Board of Directors unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the holders of both the Common Stock and the Series D Preferred Shares, and unanimously recommend that stockholders of the Company accept the Offer and tender their Shares. On June 30, 1997, CIBC Wood Gundy delivered to the Company's Board of Directors its opinion to the effect that, based on the assumptions, limited procedures and matters referred to therein, the consideration to be received by the holders of Common Stock, on the one hand, and the Series D Preferred Shares, on the other, pursuant to the Offer and under the terms of the Merger Agreement, is fair to such holders (other than Fremont or any other subsidiary of Fremont), from a financial point of view. The written opinion of CIBC Wood Gundy is set forth in full as an exhibit to the

Company's Schedule 14D-9 which is being mailed to stockholders of the Company. Stockholders of the Company are urged to read that opinion in its entirety.

    Following the approval of the Board of Directors, on July 1, 1997, Fremont, the Purchaser and the Company executed and delivered the Merger Agreement, and the parties thereto executed the Option Agreement and Guarantee.

    On July 8, 1997, the Purchaser and Fremont commenced the Offer.

PURPOSE OF THE OFFER AND THE MERGER.

    The purpose of the Offer, the Merger and the Merger Agreement is to enable Fremont to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Fremont of all the outstanding Shares.

    If the Merger is consummated, Fremont's common equity interest in the Company would increase to 100% and Fremont would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Fremont will also bear the risk of any decrease in the value of the Company.

    Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Delaware law. See Section 12. Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

    The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 44% over the closing market price of the Common Stock and 25% over the closing market price of the Series D Preferred Shares on the last full trading day prior to the initial public announcement that the Company was engaged in discussions with several third parties regarding a possible sale of the Company, and a more substantial premium over recent historical trading prices. In addition, the Company has informed the Purchaser that, since March 7, 1997 (following the expiration of waivers previously granted beginning in September 1995), the Company has been in default of several covenants under loan agreements related to its $50,900,000 of unsecured debt, including, currently, covenants related to current ratio, leverage ratio, interest coverage, net worth and negative pledge covenants. Moreover, the Company's failure to pay a note in the principal amount of $5,856,000, which matured on March 7, 1997, constituted a default under such loan agreements. Pursuant to a letter dated June 10, 1997, the holders of the Company's $50,900,000 unsecured debt agreed not to accelerate before July 3, 1997 in exchange for the current payment of interest on a monthly basis at the default rate of interest and a fee in the amount of $500,000, $150,000 of which was credited to the "make-whole" payment due to such holders upon a prepayment.

MERGER AGREEMENT.

    The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not (i) decrease the Common Per Share Amount or the Series D Per Share Amount, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) impose additional conditions of the Offer in any manner adverse to the holders of Shares, except that if on the initial scheduled Expiration Date all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date. The Merger Agreement provides that if, immediately prior to the Expiration Date, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Common Stock or Series D Preferred Shares, the Purchaser may extend the Offer for a period not to exceed 5 business days, so long as the Purchaser expressly irrevocably waives any condition (other than the Minimum Condition) that subsequently may not be satisfied during such extension of the Offer.

    THE MERGER. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the Effective Time the Purchaser shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes referred to as the "Surviving Corporation").

    The respective obligations of Fremont and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) Fremont or the Purchaser or their affiliates shall have made or cause to be made, the Offer and shall have purchased Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Fremont's and the Purchaser's obligations under the Merger Agreement (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; and (iii) no statute, rule or regulation judgment, writ, decree, order or injunction shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Merger.

    At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Fremont, the Purchaser or any Shares which are held by stockholders properly exercising dissenters' rights under Delaware law) will be converted into the right to receive the Common Per Share Amount or the Series D Per Share Amount, as the case may be, paid pursuant to the Offer and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly upon the purchase by the Purchaser of any Shares pursuant to the Offer, Fremont shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as will give Fremont representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Fremont and including directors serving as officers of the Company) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any of its affiliates (including Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. The Company will, upon request of the Purchaser, promptly increase the size of the Board of Directors or use its best efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Fremont's designees to be elected to the Company's Board of Directors, provided that (i) in the event that Fremont's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors will have at least one director who is a director as of the date of the execution of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of Federal securities laws) of Fremont (one or more of such directors, the "Independent Directors") and (ii) if no Independent Directors remain, the other directors will designate one person to fill one of the vacancies who is neither an officer of the Company nor a designee, stockholder, affiliate or associate of the Purchaser, such person so designated being deemed an Independent Director. The Company's obligation to appoint Fremont's designees to the Company's Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    STOCKHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Fremont, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Fremont and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its Stockholders. If the Purchaser acquires at least a majority of the outstanding shares of Common Stock, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

    The Merger Agreement provides that in the event that Fremont or the Purchaser acquires at least 90% of outstanding shares of Common Stock and Series D Preferred Shares, respectively, pursuant to the Offer or otherwise, Fremont, the Purchaser and the Company will, at the request of Fremont and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Delaware law.

    OPTIONS. Pursuant to the Merger Agreement, at the Effective Time, the Company will use reasonable efforts (without incurring any liability in connection therewith) to provide that (i) each then-outstanding option to purchase shares of Common Stock (the "Options") granted under any of the Company's 1984 Stock Option Plan, 1987 Stock Option Plan, 1993 Stock Option Plan, 1988 Non-Employee Directors Plan or 1993 Non-Employee Director Plan, each as amended (collectively, the "Option Plans"), whether or not then exercisable or vested, shall be cancelled and in consideration therefor will receive an amount in cash equal to the product of (A) the difference between the Common Per Share Amount and the per share exercise price of such Option and (B) the number of Shares subject to such Option (such amount, the "Option Price"). The Company will obtain all necessary consents or releases from holders of the Options to effect the foregoing. Upon receipt of the Option Price, the Option will be cancelled. The surrender of an Option to the Company will be deemed a release of any and all rights a holder had or may have had in respect of such Option. Except as may be otherwise agreed to by Fremont or the Purchaser and the Company, the Company (i) shall cause the Option Plans to terminate as of the Effective Time, and (ii) following the Effective Time, shall take all actions necessary to ensure that no holder of Options or any participant in the Option Plans shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

    INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or the Option Agreement or agreed to in writing by Fremont, after the date of execution of the Merger Agreement, and prior to the time the designees of the Purchaser constitute a majority of the Company's Board of Directors (the "Appointment Date"), the business of the Company will be conducted only in the ordinary and usual course and to the extent consistent therewith, the Company will use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and (a) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company beneficially owned by it, except upon the exercise of Options or other rights to purchase shares of Common Stock pursuant to the Option Plans outstanding on the date of the Merger Agreement or upon exercise of outstanding warrants or conversion of outstanding Series D Preferred Shares; (ii) amend its Certificate of Incorporation or By-Laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares of the Company; and (b) the Company shall not (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of warrants or Options outstanding on the date of the Merger Agreement or upon the conversion of Series D Preferred Shares; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets, or incur any indebtedness or other liability other than in the ordinary course of business, or mortgage, pledge or encumber any assets or modify any indebtedness;
(iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (v) grant any increase in the compensation payable or to become payable by the Company to any of its executive officers or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (vi) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company; (vii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Fremont except in the ordinary course of business and consistent with past practice unless the Company shall have obtained a comparable replacement policy; (viii) enter into any material contract or material transaction relating to the purchase of assets other than in the ordinary course of business; assume, guarantee or become liable for the obligations of any person, except in the ordinary course of business and consistent with past practice; (ix) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice; (x) make any loans, advances or capital contributions to or investments in any other person; incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice except for borrowings under the Company's existing credit facility in the ordinary course of business and consistent with past practice; (xi) pay, discharge or satisfy any claims or liabilities (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business and consistent with past practices or reflected or reserved against in the consolidated financial statements of the Company; (xii) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); (xiii) take or agree to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect, at or prior to the Effective Time, or that would materially impair the Company's ability to consummate the Merger or materially delays such consummation; (xiv) redeem the Rights or terminate, amend or modify the Rights Plan prior to the consummation of the Offer; (xv) change any of the accounting methods used by it unless required by generally accepted accounting principles ("GAAP"), make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or (xvi) enter into any agreement with respect to the foregoing or take any action with the intent of causing any of the conditions to the Offer set forth in Section 14 not to be satisfied.

    Pursuant to the Merger Agreement, the Purchaser has agreed that, promptly following the consummation of the Offer, the Purchaser will join with the defendants in the action entitled KUPFERBERG V. NORIAN, ET AL. (Del. Ch. Civ. Act. No. 12709) in a motion to dismiss or withdraw such action with prejudice, and will not assert or permit the Company to assert any claim against the defendants thereunder relating to the subject matter thereof.

    NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed to notify the Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its representatives, in each case in connection with any Takeover Proposal (as defined below) or the possibility or consideration of making a Takeover Proposal ("Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person (as defined in the Merger Agreement) indicating such Takeover Proposal Interest and the terms and conditions of any proposals or offers. In addition, the Company has agreed that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal Interest and that it will keep Fremont informed, on a current basis, on the status and terms of any Takeover Proposal Interest. In addition, pursuant to the Merger Agreement, the Company has agreed that the Company will not (and the Company will use its reasonable best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents do not), directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal, or in the event of an unsolicited written Takeover Proposal for the Company engage in negotiations or discussion with, or provide information or data to, any Person (other than Fremont, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Takeover Proposal, except that the Merger Agreement does not prohibit the Company and the Company's Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law. A "Takeover Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to the Company or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions effected pursuant to the Merger Agreement.

    Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business to any Person pursuant to confidentiality agreements and negotiate a Takeover Proposal if (a) such Person submitted on an unsolicited basis a bona fide written proposal to the Company relating to any such transaction which the Company's Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which is not conditioned upon obtaining financing and (b) in the opinion of the Company's Board of Directors, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors to the Company's stockholders under applicable law (a Takeover Proposal which satisfied clauses (a) and (b), a "Superior Proposal"). Within two business days following receipt by the Company of a Superior Proposal, the Company must notify Fremont of the receipt thereof. The Company must then provide Fremont any material nonpublic information regarding the Company provided to the other party which was not provided to Fremont. At any time after two business days following notification to Fremont of the Company's intent to do so, the Company's Board of Directors may terminate the Merger Agreement pursuant to its terms and enter into an agreement with respect to a Superior Proposal, provided that the Company, concurrently with entering into such agreement, pay or cause to be paid, the Termination Fee (as defined below), plus any amount payable at the time for reimbursement of expenses. Except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fremont or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any such committee thereof, of the Offer, the Merger Agreement or the Merger.

    INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, for a period of five years after the Effective Time, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who as of the date of the Merger Agreement were directors, officers, employees, fiduciary, agents or otherwise entitled to indemnification under the Certificate of Incorporation, By-Laws or indemnification agreements (the "Indemnified Parties"). The Merger Agreement provides that the Company shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Fremont, the Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit proceeding or investigation, including without limitation, liabilities arising out of the Merger. The Merger Agreement also provides that Fremont or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided, that if the aggregate annual premiums for such D&O Insurance at any time shall exceed 200% of the per annum rate of premium currently paid by the Company for such insurance as in effect on the date of the Merger Agreement, then Fremont will cause the Company or the Surviving Corporation to provide the maximum coverage then available at an annual premium equal to 200% of such rate.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Fremont and the Purchaser with respect to, among other things, its organization, capitalization, authority relative to the Merger, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, material contracts, potential conflicts of interest, brokers' fees, real property, insurance, accounts receivable and inventory, vote required to approve the Merger Agreement, undisclosed liabilities, its rights plan, information in the Proxy Statement and the absence of any material adverse effect on the Company since December 31, 1996. In addition, the Company has represented that, subject to certain exceptions, no material licensor, vendor, supplier, licensee or customer of the Company has cancelled or otherwise modified its relationship with the Company.

    TERMINATION; FEES. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company, (a) by mutual written consent of Fremont and the Company; (b) by either the Company or Fremont if there is a material breach by the other, which breach cannot or has not been cured within 10 days of receipt of notice thereof; (c) by Fremont if (i) the Company's Board of Directors withdraws, modifies or changes its recommendation in respect of the Merger Agreement in a manner adverse to Fremont; (ii) subject to the "No Solicitation" provision, if (X) the Company's Board of Directors recommends any proposal other than Fremont's proposal in respect of a Takeover Proposal, (Y) the Company continues discussions with a third party concerning a Takeover Proposal for more than 20 business days after the receipt thereof, or (Z) a Takeover Proposal containing a proposed price is commenced or made public and the Company does not reject such Takeover Proposal within 20 business days of its receipt, or if sooner, the date its existence first becomes publicly disclosed; and (iii) if any person other than Gabelli Funds, Inc. and its affiliates acquires beneficial ownership of at least 15% of the outstanding Common Stock; (d) by the Company in order to allow it to enter into a transaction with a third party, which transaction the Company's Board of Directors has determined is more favorable to the Company's stockholders than the proposed transaction with Fremont, PROVIDED, that the Company gives notice thereof and it makes simultaneous payment to Fremont of the Termination Fee and reimbursement of expenses (as discussed below); (e) by Fremont if (i) the Offer shall have expired or been terminated without any Shares being purchased thereunder by the Purchaser as the result of the occurrence of any of the conditions set forth in Annex I to the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty or covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of a condition set forth in paragraphs (d) or (e) of Annex I to the Merger Agreement and such breach cannot or has not been cured within 10 days of receipt of notice thereof; (f) by either the Company or Fremont if a court of competent jurisdiction or governmental entity shall have issued an order, decree or ruling or taken any other actions, in each case permanently enjoining, restraining or otherwise prohibiting the Offer, the Merger and the transaction contemplated by the Merger Agreement; or (g) by either the Company or Fremont if, without any material breach on its respective part, the purchase of Shares pursuant to the Offer shall not have occurred on or before 120 days from the date of the Merger Agreement.

    In accordance with the Merger Agreement, if (A) Fremont shall have terminated the Merger Agreement pursuant to the foregoing clauses, (c)(i) or
(c)(ii)(X); or (B)(i) if Fremont shall have terminated the Merger Agreement pursuant to the foregoing clauses (c)(ii)(Y), (c)(ii)(Z), (c)(iii) or (e)(ii) and (2) within 18 months of any such termination the Company shall have entered into a definitive agreement with respect to a Takeover Proposal or a Takeover Proposal with respect to the Company shall have been consummated; or (C) the Company shall have terminated the Merger Agreement pursuant to the foregoing clause (d), then in either case the Company shall pay simultaneously with such termination pursuant to clause (d) and promptly, but in no event later than two business days after the date of such termination or event if pursuant to clauses
(c) or (e)(ii), to Fremont a termination fee (the "Termination Fee") of $2,000,000 plus an amount, not in excess of $1,500,000, equal to Fremont's actual and reasonably documented reasonable out-of-pocket expenses incurred by Fremont and the Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby, which amount shall be payable by wire transfer.

OPTION AGREEMENT.

    The following is a summary of certain provisions of the Option Agreement. The summary is qualified in its entirety by reference to the Option Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Option Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    As a condition and inducement to Fremont's and Purchaser's entering into the Merger Agreement, concurrently with the execution and delivery of the Merger Agreement, Fremont and the Company have entered into an Option Agreement, dated July 1, 1997, pursuant to which, among another things, the Company has granted Fremont an irrevocable option to purchase up to 782,685 (approximately 19.9%) newly issued shares of Common Stock at $5.40 per share (the "Option Shares"). The Option can be exercised by the Parent (or its designee) under the following circumstances: (a) any corporation, partnership, individual, trust, unincorporated association, or other entity or "person" (as defined in Section 13(d)(3) of the Exchange Act) other than Fremont or any of its affiliates (i) commences a bona fide tender offer or exchange offer for any shares of Common Stock, the consummation of which would result in beneficial ownership by such third party (together with its affiliates and associates) of 15% or more of the then outstanding Common Stock (either on a primary or fully diluted basis); (ii) acquires beneficial ownership of 15% of the Common Stock, other than the Gabelli Funds, Inc. and its affiliates; (iii) solicits proxies in a "solicitation" subject to proxy rules under the Exchange Act, executes any written consent or become a "participant" in any "solicitation" as defined in Regulation 14A under the Exchange Act), in each case with respect to the Common Stock, or (b) any of the termination events described in Section 8.1(g) or (h) of the Merger Agreement that would allow Fremont to terminate the Merger Agreement has occurred (but without the necessity of Fremont having terminated the Merger Agreement).

    In addition, the Option Agreement provides that in the event of any change in Common Stock or in the number of outstanding shares of Common Stock by reason of a stock dividend, split up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including the declaration or payment of an extraordinary dividend of cash, securities or other property), the type and number of Option Shares to be issued by the Company upon exercise of the Option shall be adjusted appropriately, and proper provision made in the agreements governing such transaction so that Fremont will receive upon exercise of the Option the number and class of shares or other securities or property that Fremont would have received in respect to the Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If the Company enters into an agreement (i) to consolidate with or merge into any person, other than Fremont or one of its subsidiaries, and is not the continuing or surviving corporation, (ii) to permit any person, other than Fremont or one of its subsidiaries, to merge into the Company, and the Company is not the continuing or surviving corporation, but in connection with such merger, the then outstanding shares of Common Stock are changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or then outstanding shares of Common Stock after such merger represent less than 50% of the corporation or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Fremont or one of its subsidiaries, then, in each case, proper provision must be made in such governing agreements so that Fremont will receive upon exercise of the Option the number and class of shares or other securities or property that Fremont would have received in respect of any Common Stock if the Option had been exercised immediately prior to such transaction.

    In addition, the Total Profit (as defined below) that Fremont may make upon the exercise of the Option is capped at $1,000,000. Total Profit means the aggregate amount (before taxes) of the following: (i)(x) the net cash amounts received by Fremont pursuant to the sale of Option Shares (or any securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Fremont's purchase price of such Option Shares and (ii) any Notional Total Profit, which is, with respect to any number of shares as to which Fremont may propose to exercise the Option, the Total Profit determined as of the date of such proposal assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other shares of Common Stock held by Fremont and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    The Option Agreement terminates, and the Option expires, on the earlier of
(i) the Effective Time and (ii) to the extent that a notice to exercise the Option has not theretofore been given by Fremont, six months after termination of the Merger Agreement.

GUARANTEE.

    The following is a summary of certain provisions of the Guarantee. The summary is qualified in its entirety by reference to the Guarantee which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Guarantee may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

    As a condition and inducement to the Company's entering into the Merger Agreement, concurrently with execution and delivery of the Merger Agreement, Fremont Partners and the Company executed the Guarantee pursuant to which, among other things, Fremont Partners has agreed to unconditionally and irrevocably guarantee, for the benefit of the Company the performance of all obligations of Fremont and the Purchaser pursuant to the Merger Agreement. Fremont Partners has represented in the Guarantee that it has funds available to it sufficient to purchase, or cause the purchase of the Shares in accordance with the terms of the Merger Agreement, and to pay, or cause to be paid, all amounts due (or which will, as a result of the transactions contemplated by the Merger Agreement become due) in respect of any indebtedness of the Company for borrowed money outstanding as of the date of the consummation of the Offer. The Guarantee terminates upon the consummation of the purchase by the Purchaser, Fremont or any of its affiliates of any Shares pursuant to the Offer.

12.  PLANS FOR THE COMPANY; OTHER MATTERS.

PLANS FOR THE COMPANY.

    Fremont is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Fremont has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly after the purchase by the Purchaser of any Shares pursuant to the Offer, Fremont has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Fremont) multiplied by the percentage that the number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser (including such Shares as are accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding. See Section 11. The Merger Agreement provides that the directors of the Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

    Except as disclosed in this Offer to Purchase, neither Fremont nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

OTHER MATTERS.

    STOCKHOLDER APPROVAL. Under the DGCL, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement and the Option Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the shares of Common Stock. The Merger Agreement provides that Fremont will vote, or cause to be voted, all of the Shares then owned by Fremont, the Purchaser or any of Fremont's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Fremont, the Purchaser and Fremont's other subsidiaries acquire in the aggregate at least a majority of the shares of Common Stock, the vote of no other stockholder of the Company will be required to approve the Merger and the Merger Agreement.

    SHORT-FORM MERGER. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Fremont, the Purchaser and any other subsidiaries of Fremont acquire in the aggregate at least 90% of the outstanding shares of Common Stock and at least 90% of the outstanding Series D Preferred Shares, pursuant to the Offer or otherwise, then, at the election of Fremont, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Even if Fremont and the Purchaser do not own 90% of the outstanding shares of Common Stock and 90% of the outstanding Series D Preferred Shares following consummation of the Offer, Fremont and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% thresholds and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Fremont presently intends to effect a short-form merger if permitted to do so under the DGCL.

    DELAWARE BUSINESS COMBINATION STATUTE.

    SECTION 203. Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Under Section 203, the restrictions described above do not apply if, among other things (a) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; (b) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by
Section 203, provided that, in addition to any other vote required by law, such amendment of the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 12 months after the adoption of such amendment and would not apply to any Business Combination between the corporation and any person who became an Interested Stockholder of the corporation on or prior to the date of such adoption; (c) the corporation does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on an inter-dealer quotation system of a registered national securities association or (3) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken , directly or indirectly, by an Interested Stockholder or from a transaction in which a person became an Interested Stockholder; or (d) a stockholder become an Interested Stockholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such stockholder ceases to be an Interested Stockholder. Under Section 203, the restrictions described above also do not apply to certain Business Combinations proposed by an Interested Stockholder following the announcement or notification or one of certain extraordinary transactions involving the corporation and a person who had not been an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of a majority of the corporation's directors.

    Section 203 provides that, during such three-year period, the corporation may not merge or consolidate with an Interested Stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation, (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (except proportionately as a stockholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (b) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation; (c) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (d) any receipt of the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The Company has represented in the Merger Agreement that the provisions of
Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Option Agreement, including the Merger and the purchase of Shares in the Offer or pursuant to the exercise of the option granted under the Option Agreement.

    APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of the Shares at the effective time of the Merger will have certain rights pursuant to the provisions of Section 262 of the DGCL. Dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share of Common Stock or of Series D Preferred Shares, as the case may be, to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share of Common Stock or Series D Preferred Shares to be paid in the Merger.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

    The foregoing description of the DGCL, including the descriptions of Sections 203 and 262, is not necessarily complete and is qualified in its entirety by reference to the DGCL.

    RULE 13E-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

    As described above, the Merger Agreement provides that, prior to the time the designees of Fremont have been elected to, and constitute a majority of, the Board of Directors of the Company, without the prior written consent of Fremont,
(i) the Company will not, directly or indirectly, (A) except upon exercise of stock options or other rights to purchase shares of Common Stock pursuant to the Option Plans outstanding on the date of the Merger Agreement or upon exercise of outstanding warrants or conversion of outstanding Series D Preferred Shares, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company; (B) amend its Certificate of Incorporation or by-laws or similar organizational documents; or (C) split, combine or reclassify the outstanding Shares; and (ii) the Company shall not (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of warrants or options outstanding on such date or upon conversion of the Series D Preferred Shares; (C) transfer, lease, license, sell or dispose of any assets, or incur any indebtedness or other liability other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

14.  CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares, and (except as provided in the Merger Agreement) may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following conditions exist:

        (a) there shall be pending in effect an injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been promulgated, enacted, taken or threatened by a governmental authority or a governmental, regulatory or administrative agency or commission of competent jurisdiction which in any such case (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by the Purchaser (or any of its affiliates or subsidiaries) or any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole or compels the Purchaser (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of the Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Purchaser on all matters properly presented to the stockholders of the Company, (iv) imposes any material limitations on the ability of the Purchaser or any of their respective affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company; or

        (b) the Merger Agreement shall have been terminated by the Company or the Purchaser in accordance with its terms; or

        (c) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (v) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or
    (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

        (d) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in all material respects, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties as of the date of the Merger Agreement and as of the Expiration Date (without giving effect to any materiality qualification or standard contained in any such representations and warranties); or

        (e) the Company shall have failed to perform in all material respects any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement (without giving effect to any materiality qualification or standard contained in any such agreements or covenants); or

        (f) the Purchaser shall have failed to receive a certificate executed by the President or a Vice President of the Company, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (d) and (e) of Annex I have not occurred; or

        (g) there shall have occurred any change (or any development that, insofar as reasonably can be foreseen, reasonably likely to result in any change) that constitutes a Material Adverse Effect; or

        (h) any person (other than the Gabelli Funds, Inc. and its affiliates and associates) acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 15% of the outstanding Common Stock.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances (including any action or inaction by the Purchaser) giving rise to any such conditions and may be waived by the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such time, in each case, in the exercise of the good faith judgment of the Purchaser and subject to the terms of this Agreement. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS.

    Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Fremont is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Fremont presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

    STATE TAKEOVER LAWS. The Company conducts business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Fremont nor the Purchaser knows whether any or all of these takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Fremont nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

    ANTITRUST. The Purchaser has determined that a Pre-Merger Notification under the HSR Act is not required with respect to the Offer and the Merger.

    Nevertheless, the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Fremont or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Fremont and the Company are engaged, Fremont and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

    FEDERAL RESERVE BOARD REGULATIONS. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be structured so as to be in full compliance with the Margin Regulations.

16.  FEES AND EXPENSES.

    The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and Boston EquiServe, L.P. to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

    The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of Fremont or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Purchaser and Fremont have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the NYSE in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

KERR ACQUISITION CORPORATION

July 8, 1997

                                   SCHEDULE I

                      GENERAL PARTNERS, MANAGING MEMBERS,
                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                         KERR ACQUISITION CORPORATION,
                       FREMONT ACQUISITION COMPANY, LLC,
                            FREMONT PARTNERS, L.P.,
                              FP ADVISORS, L.L.C.,
                           FREMONT GROUP, L.L.C. AND
                            FREMONT INVESTORS, INC.

    1. KERR ACQUISITION CORPORATION. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Purchaser. Unless otherwise indicated, each person has held the position listed below with The Fremont Group and Fremont Investors during the last five years. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND ADDRESS                                              DURING THE PAST FIVE YEARS
G. H. Lamphere                        Director of the Purchaser and President of the Purchaser and Fremont from formation; Managing Director and Director of The Fremont Group, Fremont
                                      Investors and Sequoia Ventures Inc. ("Sequoia") since 1994; Director and
                                      Chairman of Illinois Central Corporation; Co-Chairman and Chief Executive
                                      Officer of the Noel Group prior to 1994; Chairman and Chief Executive
                                      Officer of the Prospect Group (1990-1994); Director of Recognition
                                      International, Inc. (1990-1995); Cleveland-Cliffs, Inc. (1991-1994); R.P.
                                      Scherer Corporation (1991-1995); Global Natural Resources Corporation
                                      (resigned 1994); Belding Heminway Company, Inc. (1993-1997); Sylvan, Inc.
                                      (resigned 1994); Lincoln Snacks Company (resigned 1994); Simmons Outdoor
                                      Corporation (resigned 1994); and Children's Discovery Centers of America,
                                      Inc. (resigned 1994).

Gregory P. Spivy                      Director of the Purchaser and Vice President and Treasurer of the Purchaser
                                      and Fremont from formation; Principal of The Fremont Group since 1995;
                                      Director and Associate of The Bridgeford Group from 1992 through 1995.

R. S. Kopf                            Director of the Purchaser and Vice President and Secretary of the Purchaser
                                      and Fremont from formation; Managing Principal, General Counsel and
                                      Secretary of The Fremont Group, Fremont Investors and Sequoia since 1988;
                                      General Counsel, Secretary and Director of Bechtel International
                                      Constructors, Inc. since 1988; Vice President, General Counsel and
                                      Secretary of HLQ Corp. since 1987; Vice President, General Counsel,
                                      Secretary and Director of Offshore Bechtel Exploration Corporation since
                                      1988.

    2. FREMONT ACQUISITION COMPANY, LLC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the sole managing member and executive officers of Fremont. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND ADDRESS                                              DURING THE PAST FIVE YEARS

Fremont Partners, L.P.                Not Applicable.

G. H. Lamphere                        See Part 1 of this Schedule I.

Gregory P. Spivy                      See Part 1 of this Schedule I.

R. S. Kopf                            See Part 1 of this Schedule I.

    3. FREMONT PARTNERS, L.P. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole general partner of Fremont Partners. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND ADDRESS                                              DURING THE PAST FIVE YEARS

FP Advisors, L.L.C.                   Not Applicable.

    4. FP ADVISORS, L.L.C. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of the sole managing member of FP Advisors. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                                            PRESENT PRINCIPAL OCCUPATION OR
                                                          EMPLOYMENT; MATERIAL POSITIONS HELD
NAME AND ADDRESS                                              DURING THE PAST FIVE YEARS

Fremont Group, L.L.C.                 Not Applicable.

    5. FREMONT GROUP, L.L.C. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the sole manager, the executive officers and directors of The Fremont Group. Unless otherwise indicated, each person has held the position listed below with The Fremont Group and Fremont Investors during the last five years. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING
NAME AND ADDRESS                                          THE PAST FIVE YEARS

Fremont Investors, Inc.        Not Applicable.

A. M. Dachs                    President, Chief Executive Officer and Director of The Fremont Group,
                               Fremont Investors and Sequoia; President and Director of Bechtel
                               Constructors, Inc.; Director of Offshore Bechtel Exploration Corporation
                               and BPT Properties, L.P. and related entities; Director of Bechtel
                               Enterprises, Inc., Esco Corporation and The Brookings Institution;
                               Chairman of the Board of Trustees of Wesleyan University.

S. D. Bechtel, Jr.             Chairman Emeritus and Director of The Fremont Group, Fremont Investors and
                               Sequoia; Chairman Emeritus of Bechtel Group, Inc.; Director of Remington
                               Arms since 1993; Director of IBM from 1976-1993.

Richard E. Cavanagh            Director of The Fremont Group, Fremont Investors and Sequoia; President
                               and Chief Executive Officer of The Conference Board, Inc., 845 Third
                               Avenue, New York, New York 10022, since 1995; Executive Dean of Harvard
                               University (Kennedy School of Government) from 1988 to 1995; Director of
                               Black Rock Mutual Fund and related funds; Director of Olin Corporation and
                               LCI International.

H. J. Haynes                   Director of The Fremont Group, Fremont Investors and Sequoia; Director and
                               Senior Counselor of Bechtel Group, Inc.; Director of Hewlett-Packard Co.,
                               Paccar, Inc., Boeing Co., Citicorp, Saudi Arabian Oil Co. and Bechtel
                               Enterprises, Inc.

C. W. Hull                     Director of The Fremont Group, Fremont Investors and Sequoia; Chairman of
                               Energy Asset Management, L.L.C., 250 Montgomery Street, Suite 1600, San
                               Francisco, California 94104; Director of Bechtel Group, Inc. and Bechtel
                               Enterprises, Inc.

R. Jaunich II                  Managing Director and Director of The Fremont Group, Fremont Investors and
                               Sequoia; Director of CNF Transportation, Inc.; Chairman of the Board of
                               Coldwell Banker Corporation from 1992 to 1996; Chairman of the Board of
                               Crown Pacific, Ltd. since 1992; member of the Board of Control of Petro
                               Stopping Centers, L.P. from 1992 to 1997.

G. H. Lamphere                 See Part 1 of this Schedule I.

D. L. Redo                     Managing Director and Director of The Fremont Group, Fremont Investors and
                               Sequoia; President and Chief Executive Officer of Fremont Investment
                               Advisors, Inc.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS HELD DURING
NAME AND ADDRESS                                          THE PAST FIVE YEARS

G. P. Shultz                   Director of The Fremont Group, Fremont Investors and Sequoia; Director and
                               Senior Counselor of Bechtel Group, Inc.; Professor of International
                               Economics at Stanford University and Distinguished Fellow at the Hoover
                               Institution; Director of Gulfstream Aerospace Corp., Charles Schwab,
                               Gilead Sciences, Airtouch Communications, Ziff-Davis Publishing Company
                               (resigned 1996) and Bechtel Enterprises, Inc.

J. W. Weiser                   Director of The Fremont Group, Fremont Investors and Sequoia; Director and
                               Senior Counselor of Bechtel Group, Inc.

J. D. Mahaffey                 Managing Director of The Fremont Group, Fremont Investors and Sequoia;
                               President of Fremont Energy, L.P., 5956 Sherry Lane, Suite 1310, Dallas,
                               Texas, since 1995; prior to such time, Chief Executive Officer and
                               Director of United Meredian Corp.; President and Director of Offshore
                               Bechtel Exploration Corporation; Director of Xpronet, Inc. since 1997.

J. S. Higgins                  Managing Principal and Chief Financial Officer of The Fremont Group,
                               Fremont Investors and Sequoia; Director of Fremont Investment Advisors,
                               Inc.; Vice President and Director of HLQ Corp.; Chief Financial Officer of
                               Bechtel International Constructors and Offshore Bechtel Exploration Corp.

R. S. Kopf                     See Part 1 of this Schedule I.

D. W. Aronson                  Treasurer of The Fremont Group, Fremont Investors and Sequoia; Chief
                               Financial Officer and Vice President of Operations of Redwood
                               Microsystems, Inc. from 1990 through 1994; Treasurer of Bechtel
                               International Constructors, Inc., CRMF Corp., and Offshore Bechtel
                               Exploration Corporation.

    6. FREMONT INVESTORS, INC. Set forth below is the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Fremont Investors. Each such person is a citizen of the United States of America and, unless otherwise indicated, the business address of each such person is c/o The Fremont Group, 50 Fremont Street, Suite 3700, San Francisco, California 94105.

                                                                               PRESENT PRINCIPAL OCCUPATION OR
                                                                             EMPLOYMENT; MATERIAL POSITIONS HELD
                            NAME AND ADDRESS                                     DURING THE PAST FIVE YEARS
-------------------------------------------------------------------------  ---------------------------------------
A. M. Dachs..............................................................        See Part 5 of this Schedule I.

S. D. Bechtel, Jr........................................................        See Part 5 of this Schedule I.

Richard E. Cavanagh......................................................        See Part 5 of this Schedule I.

H. J. Haynes.............................................................        See Part 5 of this Schedule I.

C. W. Hull...............................................................        See Part 5 of this Schedule I.

R. Jaunich II............................................................        See Part 5 of this Schedule I.

G. H. Lamphere...........................................................        See Part 1 of this Schedule I.

D. L. Redo...............................................................        See Part 5 of this Schedule I.

G. P. Shultz.............................................................        See Part 5 of this Schedule I.

J. W. Weiser.............................................................        See Part 5 of this Schedule I.

J. D. Mahaffey...........................................................        See Part 5 of this Schedule I.

J. S. Higgins............................................................        See Part 5 of this Schedule I.

R. S. Kopf...............................................................        See Part 1 of this Schedule I.

D. W. Aronson............................................................        See Part 5 of this Schedule I.

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                             BOSTON EQUISERVE, L.P.

BY MAIL:                         BY HAND:                         BY POSTAL EXPRESS
Boston EquiServe, L.P.           BankBoston, N.A.                 OR OVERNIGHT COURIER:
Corporate Reorganization         Securities Transfer &            BankBoston, N.A.
Post Office Box 2089             Reporting Services Inc.          Boston EquiServe L.P.
Boston, MA 02266-2089            55 Broadway, 3rd Floor           Corporate Reorganization
                                 New York, NY 10006               150 Royall Street
                                 Attn: Delivery Window            Mail Stop 45-02-53
                                                                  Canton, MA 02021

    Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010

                         (212) 929-5500 (call collect)

                         Call Toll-Free (800) 322-2885